Exhibit 99.1

October 23, 2018
To Our Members:

We are pleased to announce that the Board of Directors of the Federal Home Loan Bank of Chicago increased the dividends declared on both B1 and B2 capital stock. Based on our preliminary financial results for the third quarter of 2018, the Board of Directors declared a dividend of 4.50% (annualized) for Class B1 activity stock (an increase of 25 basis points from the previous quarter) and a dividend of 1.80% (annualized) for Class B2 membership stock (an increase of 10 basis points from the previous quarter).

The Bank pays a higher dividend per share on activity stock to reward members for using the Bank’s advances and, thereby, support the entire cooperative. The higher dividend received on Class B1 activity stock has the effect of lowering your borrowing costs.

We expect to report net income of $77 million for the third quarter of 2018 when we file our Form 10-Q with the Securities and Exchange Commission next month. Our preliminary and unaudited financial results are included here and details on the dividend payments and our third quarter 2018 financial highlights are provided at the end of this letter.

Growth in Member Product Use Continues
At the end of the third quarter of 2018, advances outstanding totaled $54.7 billion, up $6.6 billion from year-end 2017, and letters of credit totaled $22.7 billion, up $3.1 billion from year-end 2017. Mortgage Partnership Finance® (MPF®) Program loans outstanding on balance sheet totaled $6.4 billion at the end of the third quarter of 2018, up $1.2 billion from year-end 2017, and the number of Participating Financial Institutions selling into MPF Traditional products also grew during the third quarter of 2018.

Investments in Your Communities
In the second year of our Community First® Capacity-Building Grant Program, we provided $250,000 to seven nonprofit lending organizations in Illinois and Wisconsin to help them expand their capacity, and, in turn, enhance community development in the communities served by our members. Last week, we announced $125,000 in Community First Disaster Relief Program funding for recovery efforts from the severe storms, flooding, and mudslides that occurred in June in the Federal Emergency Management Agency (FEMA)-declared disaster area of Ashland, Bayfield, Burnett, Clark, Douglas, and Iron counties in Wisconsin. Members can offer $5,000 grants to eligible households and businesses within the disaster area, and together, we can help rebuild the communities that sustained damages from this severe weather event.

Chief Diversity Officer Named
We are pleased to announce that Cedric D. Thurman joined the Bank in September as a member of the Executive Team in the newly created position of Chief Diversity Officer. Cedric has a unique background that combines meaningful and relevant business experience in community banking, commercial banking, and real estate with a substantial background in diversity and inclusion; having led diversity initiatives at two major institutions in Chicago. Building a diverse and inclusive culture is central to our support of you, our members, and the increasingly diverse communities you serve. We hope you will join us in welcoming Cedric and sharing in our journey as we continue to serve you.

2018 Management Conference: A Highlight of Our Year
Thank you to everyone who attended our annual Management Conference in August. Hearing from Dr. Janet Yellen, Dr. Robert Gates, Jeremy Gutsche, and Marci Rossell, was a remarkable opportunity and we hope you enjoyed your time in Chicago.

As always, thank you for your membership in the Federal Home Loan Bank of Chicago.
Best regards, Matt Feldman
President and CEO

Third Quarter 2018 Dividend
On October 23, 2018, the Board of Directors of the Federal Home Loan Bank of Chicago increased the dividends declared on both B1 and B2 capital stock. Based on our preliminary financial results for the third quarter of 2018, the Board of Directors declared a dividend of 4.50% (annualized) for Class B1 activity stock (an increase of 25 basis points from the previous quarter) and a dividend of 1.80% (annualized) for Class B2 membership stock (an increase of 10 basis points from the previous quarter).

The actual effective combined dividend rate on the total stock held by each member depends on each member’s level of activity with the Bank during the third quarter of 2018 and the relative number of shares of activity and membership capital stock held by each member. The dividend will be paid by crediting your account on November 15, 2018.

Third Quarter 2018 Financial Highlights
For more details, please refer to the Condensed Statements of Income and Statements of Condition here. The financial results discussed are preliminary and unaudited. We expect to file our third quarter 2018 Form 10-Q with the Securities and Exchange Commission (SEC) next month. You can access it on our website, fhlbc.com, or through the SEC’s reporting website.

•	Advances outstanding increased $6.6 billion to $54.7 billion at September 30, 2018, up from $48.1 billion at December 31, 2017.

•
MPF Loans held in portfolio increased to $6.4 billion at September 30, 2018, up from $5.2 billion at December 31, 2017, due to increased utilization by Participating Financial Institutions (PFIs) and due to the addition of new PFIs to the MPF Program.

•
Total investment securities increased 11% to $19.2 billion at September 30, 2018, up from $17.3 billion at December 31, 2017, as we increased our purchase of Treasury securities and mortgage-backed securities.

•	Total assets increased to $91.4 billion as of September 30, 2018, compared to $84.4 billion as of December 31, 2017.

•	We recorded net income of $77 million in the third quarter of 2018, the same amount we recorded in the third quarter of 2017.

•	Net interest income for the third quarter of 2018 was $126 million, up from $123 million for the third quarter of 2017, as we benefited from higher levels of interest earning assets.

•	We remained in compliance with all of our regulatory capital requirements as of September 30, 2018.

•	Letters of credit commitments increased to $22.7 billion at September 30, 2018, up from $19.6 billion at December 31, 2017.

This publication contains forward-looking statements which are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “anticipates,” “believes,” “expects,” “could,” “plans,” “estimates,” “may,” “should,” “will,” or their negatives or other variations on these terms. We caution that, by their nature, forward-looking statements involve risk or uncertainty, that actual results could differ materially from those expressed or implied in these forward-looking statements, and that actual events could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, instability in the credit and debt markets, economic conditions (including effects on, among other things, mortgage-backed securities), changes in mortgage interest rates and prepayment speeds on mortgage assets, our ability to execute our business model and to pay future dividends (including enhanced dividends on activity stock), our ability to meet required conditions to repurchase or redeem excess capital stock from our members, including maintaining compliance with our minimum regulatory capital requirements and determining our financial condition is sound enough to support such repurchases and redemptions, our ability to continue to offer the Reduced Capitalization Advance Program, our ability to implement product enhancements and new products, the impacts of regulatory changes to Federal Home Loan Bank membership requirements and liquidity requirements by the Federal Housing Finance Agency, and the risk factors set forth in our periodic filings with the Securities and

Exchange Commission, which are available on our website at fhlbc.com. We assume no obligation to update any forward-looking statements made in this publication. The financial results discussed in this publication are preliminary and unaudited.

“Community First,” “Mortgage Partnership Finance,” and “MPF” are registered trademarks of the Federal Home Loan Bank of Chicago.
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Condensed Statements of Condition
(Dollars in millions)
(Preliminary and Unaudited)
	September 30, 2018	December 31, 2017	Change
Cash and due from banks, interest bearing deposits, Federal Funds sold, and securities purchased under agreement to resell	$10,654	$13,378	(20)%
Investment securities	19,231	17,347	11%
Advances	54,667	48,085	14%
MPF Loans held in portfolio, net of allowance for credit losses	6,439	5,193	24%
Other	419	352	19%
Assets	$91,410	$84,355	8%

Consolidated obligation discount notes	$37,674	$41,191	(9)%
Consolidated obligation bonds	46,232	37,121	25%
Other	2,180	1,191	83%
Liabilities	86,086	79,503	8%
Capital stock	1,718	1,443	19%
Retained earnings	3,488	3,297	6%
Accumulated other comprehensive income (loss)	118	112	5%
Capital	5,324	4,852	10%
Total liabilities and capital	$91,410	$84,355	8%

Member standby letters of credit - off balance sheet	$22,715	$19,572	16%

Condensed Statements of Income
(Dollars in millions)
(Preliminary and Unaudited)
	For the three months ended September 30,			For the year to date ended September 30,
	2018	2017	Change	2018	2017	Change
Interest income	$603	$411	47%	$1,660	$1,121	48%
Interest expense	(477)	(288)	66%	(1,278)	(768)	66%
Net interest income	126	123	2%	382	353	8%
Reversal of (provision for) credit losses	1	1	—%	1	—	—%
Net interest income after reversal of (provision for) credit losses	127	124	2%	383	353	8%
Noninterest income	6	5	20%	15	31	(52)%
Noninterest expense	(47)	(43)	9%	(135)	(129)	5%
Income before assessments	86	86	—%	263	255	3%
Affordable Housing Program assessment	(9)	(9)	—%	(27)	(26)	4%
Net income	$77	$77	—%	$236	$229	3%

Average interest bearing assets	$92,008	$82,725	11%	$91,918	$81,220	13%
Net interest income yield on average interest earning assets	0.55%	0.59%	(0.04)%	0.55%	0.58%	(0.03)%